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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT


    We consent to the use in this Amendment No. 1 to Registration Statement
No. 333-40068 of WRC Media Inc. on Form S-1 of our report dated August 30, 1999 (November 17, 1999 as to Note 1) relating to our audit of Weekly Reader Corporation and subsidiaries and our report dated July 31, 1998 (August 5, 1998 as to Note 14) relating to our audit of American Guidance Service, Inc. appearing in the Prospectus, which is part of this Registration Statement, and of our report dated August 30, 1999 relating to the financial statement schedules of Weekly Reader Corporation and subsidiaries appearing elsewhere in this Registration Statement.


    We also consent to the reference to us under the heading "Independent Public Accountants" in such Prospectus.

DELOITTE & TOUCHE LLP


New York, New York
June 28, 2000